Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Masonite International Corporation:

(1)	Registration Statement (Form S-8 No. 333-191105) pertaining to the 2014 Employee Stock Purchase Plan, and

(2)	Registration Statement (Form S-8 No. 333-196894) pertaining to the 2012 Equity Incentive Plan and the 2009 Equity Incentive Plan;

of our reports dated February 27, 2018, with respect to the consolidated financial statements of Masonite International Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Masonite International Corporation and subsidiaries included in this Annual Report (Form 10-K) of Masonite International Corporation for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Tampa, Florida
February 27, 2018